Exhibit 10.5
MannKind Corporation
Officers’ Incentive Program
The Officers’ Incentive Program is not set forth in a separate document, but a summary of the program follows.
Under the Officers’ Incentive Program, each of our executive officers is eligible to earn cash bonus compensation based upon a target bonus amount equal to a predetermined percentage of his or her salary. The actual amount of any bonus is determined by the level of achievement of specified objectives relating to our corporate performance and to each participant’s individual performance. The Board of Directors establishes the corporate objectives at the beginning of each fiscal year. The corporate objectives established for 2005 were related to clinical trial milestones, commercialization objectives, manufacturing productivity, pipeline advancement objectives, organizational effectiveness, and financial performance.
Following the end of each fiscal year, the Board of Directors determines the extent to which the corporate objectives were attained and the Compensation Committee determines the extent to which each participant attained his or her individual objectives. Based on these determinations, the Compensation Committee awards each participant a bonus equal to a percentage of the participant’s target bonus amount. This percentage can range from zero to 125%.
The Board of Directors has approved target bonus amounts for each of the participating executive officers, including the following: Alfred E. Mann, 50% of his annual salary; Hakan S. Edstrom, 45%; Dan R. Burns, 40%; Richard L. Anderson, 35%; and Wayman Wendell Cheatham, 35%. In May 2005, Dr. Cheatham ceased to be an employee.